AGREEMENT

Executed this 4th day of JANUARY, 1989, between USX CORPORATION, a corporation incorporated under the laws of the State of Delaware, having an office at 600 Grant Street, Pittsburgh, Pennsylvania 15230 ("USX"), and FLECK RESOURCES LTD., a Canadian corporation, having its principal office at 800-543 Granville Street, Vancouver, B.C., Canada V6C 1X8 ("Lessee").

USX and Lessee agree as follows:

Section 1 - Lease

1.1 USX does hereby let, lease and demise to Lessee all the right, title and interest now owned or hereafter acquired by USX during the term of this lease in certain lands consisting of approximately 4162.42 acres of land in Sections 1, 2, 3, 9, 10, 11, and 12, Township 59 North, Range ~~11~~ 13 West, St. Louis County, Minnesota, and more particularly described in Exhibit A attached hereto ("Premises") for the purposes hereinafter set forth.

1.2 The term of this lease shall be twenty (20) years and for such additional time as Lessee shall pay the rent required by Section 6 subject to earlier termination by Lessee pursuant to Section 22 or by USX pursuant to Section 20 or as otherwise provided in this lease.

1.3 The Premises are leased for the purpose of granting to Lessee, exclusively, the right to explore for, mine, remove, beneficiate or process and dispose of, for Lessee's own account and in any manner that Lessee may desire, but wholly at the risk of Lessee, all minerals owned by USX found therein or thereon. In connection therewith, but without in any way limiting the general rights incident to the estate granted, USX grants to Lessee, to the extent owned by USX, the right: to enter upon the Premises, and subject to all terms and provisions of this lease to occupy and use the same, and, in so doing, in, upon or under the Premises, as the case may be: to strip the surface thereof in connection with open pit mining operations; to cave and sink the surface of underlying strata; to sink drill holes, test pits and shafts; to make excavations and openings of all kinds, including underground openings; to construct and make drains, roads, railroads, tramways, conveyorways, power lines, pipe lines, and other structures, changes or improvements; to sink wells, and (subject to

the rights of the public and of the owners or occupants of other lands riparian thereto) to divert streams, ponds or lakes onto or from the Premises, and to construct new channels or beds therefor; to use the waters of any such streams, ponds or lakes, and to deposit tailings or waste products therein, subject to compliance with any applicable environmental statutes or regulations of federal, state or local governmental entitites, to deposit on the Premises earth, rock, tailings, waste products and minerals of all kinds encountered or produced by Lessee; and to erect any buildings or structures, including but not limited to mills, plants, store buildings and dwelling houses.

1.4 On or after execution of this lease, USX shall make a reasonable effort to locate and make available to Lessee for inspection and independent examination all reasonably available geologic and technical data, records, and samples in possession of USX with respect to the Premises. USX, however, makes no representations or warrantees regarding the accuracy of the information contained therein.

1.5 Unless lease is sooner terminated, Lessee shall on or before the seventh anniversary date of the lease complete a feasibility study to determine the economic viability of development. This study shall be updated each year thereafter, and the Premises shall be placed into commercial production by the end of the fourth year after demonstration of commercial feasibility.

Section 2 - After-Acquired Interest

Any right, title or interest in the Premises which may be acquired by USX during the term of this lease, or any improvement or perfection of USX's title, including the elimination of any adverse claims, to the Premises during the term of this lease, shall inure to the benefit of Lessee and become subject to all the provisions of this lease in the same manner and with the same effect as if such right, title or interest had been acquired or such improvement or perfection of title had been made prior to the execution of this lease.

Section 3 - Limitations

The rights and interests granted by this lease are granted subject to:

3.1 documents of record;

3.2 documents not of record of which USX will inform Lessee pursuant to the provisions of paragraph 4.4, and

3.3 the state of facts which a survey or inspection would disclose.

Section 4 - Title

4.1. Limited Warranties - USX claims that it is seized in fee simple only of a certain mineral estate in the Premises together with appurtenant rights and privileges to explore for, mine, and remove such minerals owned by USX. USX warrants that, if in fact said mineral estate in the Premises is owned by USX, said mineral estate is free from all encumbrances made by, through, or under USX and that so long as Lessee, its successors or assigns, keeps, performs, and observes each of the agreements and conditions to be kept, performed and observed by Lessee as herein provided or referred to, USX, its successors and assigns, shall warrant and defend Lessee, its successors and assigns, in the quiet and peaceable possession of the Premises for the uses and purposes herein provided or referred to, during the continuance of this lease, against all persons lawfully claiming or to claim the whole or any part of said owned mineral estate by, through or under USX.

4.2 Title Defects, Defense and Protection - If (a) in the opinion of Lessee's counsel, USX's title to any of the mineral estate in the Premises is defective or (b) USX's title is contested or questioned by any person, entity or governmental agency, and if USX is unable or unwilling to promptly correct the defects or alleged defects in title, Lessee may attempt to perfect, defend or initiate litigation to protect USX's title. In that event, USX shall execute all documents and shall take such other actions as are reasonably necessary to assist Lessee in its efforts to perfect, defend or protect USX's title.

4.3 Lesser Interests Provisions - Without impairment of the above warranties and representations, if USX owns a lesser interest, by quantity, in and to any one or more (or all) parts of the Premises than the entire and undivided mineral estate and interest therein, then (whether or not such lesser interest is referred to or described herein) all royalty to be paid for production derived from such parts, and all rental based on the net acreage contained in such parts, shall be reduced and shall be paid to USX only in the proportion that USX's mineral interest in such parts of the Premises bears to the entire, undivided mineral estate and interest therein. Without impairment of the above warranties and representations, if USX's mineral estate and interest in and to any one or more (or all) parts of the Premises does not include certain minerals included in the production derived

from the Premises, then (whether or not such lesser interest is referred to or described herein) all royalty to be paid USX for production derived from such parts shall be reduced by excluding from such payments to USX that part of the Net Smelter Returns that is attributable to those minerals not owned by USX.

4.4 USX shall at reasonable times allow Lessee at Lessee's own expense the right to examine at USX's Duluth, Minnesota, offices property cards (which purport to show interests acquired and rights and interests conveyed), abstracts, deeds, licenses and other documents available in said office pertaining to title to the Premises. Lessee may obtain a copy of said property cards but shall return all such abstracts, deeds, licenses and other documents to USX. USX will at Lessee's request provide Lessee with a photocopy of any such abstracts, deeds, licenses, or other documents at a reasonable charge for photocopying cost. Lessee shall hold confidentially all title data and other information of USX. Upon termination of this lease Lessee shall return to USX all copies of property cards, abstracts, deeds, licenses and other documents and all other information and material furnished by USX to Lessee and all Lessee's summaries and interpretations thereof.

Section 5 - Manner of Operations - Duties

Lessee shall have no duty or obligation, expressed or implied, to open or develop or continue in operation any mine on the Premises. Whenever Lessee deems it necessary or advisable during the term hereof, Lessee may discontinue or resume exploration, development, mining, and production operations from time to time. Nothing herein contained shall require Lessee to develop a separate shaft or shafts in the Premises nor to prevent Lessee from developing any mine or operation in the Premises solely through or in connection with Lessee's operations on or in adjoining or nearby land or lands.

Lessee's exploration, development and mining operations on the Premises and other operations on or off the Premises done pursuant to the provisions of this lease shall be conducted in a skillful and workmanlike manner and in accordance with generally accepted exploration and mining, milling, and metallurgical engineering methods, standards, and practices.

If Lessee conducts mining operations on the Premises, Lessee shall have no duty or obligation, expressed or implied, to mine, extract or remove

any ore that, in the sole judgment of Lessee, cannot be mined, milled, concentrated and further processed at a profit that Lessee considers reasonable at the time the ore will have been encountered in Lessee's operations, but in its operations Lessee shall use reasonable efforts, consistent with generally accepted mining practices, to protect and preserve such ore in a manner that will not unreasonably hinder or render dangerous or inconvenient the subsequent exploration and mining of such ore.

Section 6 - Payments

6.1 Unless sooner terminated, Lessee shall pay USX lease payments in accordance with the following schedule:

Lease Payments	Payable on or Before
$10,000	On signature of lease
$10,000	First anniversary date of lease
$25,000	Second and third anniversary dates of lease
$40,000	Fourth and fifth anniversary dates of lease
$50,000	Sixth thru ninth anniversary dates of lease
$75,000	Tenth anniversary date of lease and a like amount on each succeeding anniversary date thereafter.

6.2 The lease payments payable to USX pursuant to paragraph 6.1 above shall be considered advance royalty and shall be credited to and recoverable from production royalties as provided in Section 7 below. Said right of recovery shall apply to the first such production royalties and shall continue thereafter until Lessee has recovered the full amount of previously paid lease payments; provided, however, that USX shall not in any lease year be paid less than the amount of lease payment for that year as provided in Section 6.1 above, and also provided that in no event shall USX be liable to refund to Lessee any such advance royalty. All dollar amounts herein are expressed in U.S. dollars.

Section 7 - Production Royalty

Lessee, upon attaining commercial production, shall pay USX on or before the 30th day of April, July, October, and January (hereinafter

referred to as "quarter days") a production royalty based on the Net Smelter Returns paid or payable to Lessee for such production derived from ores from the Premises that will have been sold by Lessee during the three (3) calendar months preceding the first day of the month in which such royalty will be paid. Commercial production shall be deemed to have commenced on the day the first one thousand (1,000) tons of concentrates produced from the Premises is sold or delivered for further processing thereof to a smelter or other processing facility owned, operated, or controlled by Lessee or by a corporaton or partnership affiliated with Lessee. The production royalty shall be as follows:

a) If the net smelter return received by Lessee per ton of ore mined is less than $30.00, the production royalty shall be three percent (3%) of the revenue received.

b) If the net smelter return received by Lessee per ton of ore mined is $30.00 but less than $35.00, the production royalty shall be four percent (4%) of the revenue received.

c) If the net smelter return received by Lessee per ton of ore mined is $35.00 or more, the production royalty shall be five percent (5%) of the revenue received.

7.1 Net Smelter Returns shall mean the actual net proceeds received by Lessee from production sold by Lessee to a purchaser who deals at arm's length with Lessee, after deducting all treatment, processing, smelting, refining and other costs and penalties deducted or charged by the purchaser and all direct costs and expenses incurred by Lessee for transporting production from the Premises to the purchaser.

Whenever production is sold, or delivered for further processing thereof, to a smelter or other processing facility owned, operated or controlled by Lessee, or by a corporation or partnership affiliated with Lessee, such production shall be deemed sold when so delivered and the Net Smelter Return from such sale shall be computed from the metallic content of all salable metals in the production and the published wholesale price of such metals. Such prices shall be based on the average price for each such metal computed from the weekly prices published in <u>Metals Week</u>, published by McGraw-Hill, or any successor publication, as follows:

(a) Taconite pellets - Lower Lake Port prices;

(b) Copper - United States Producer price, f.o.b. refinery;

(c) Lead - United States Producer price;

(d) Zinc - United States Prime Western;

(e) Silver - Handy & Harman, NY, cents per troy ounce;

(f) Gold - Handy & Harman, NY;

(g) Platinum-group metals - Handy & Harman, NY;

(h) Other metals - price most representative of market in area of smelter or processing facility where Product is delivered. If such prices are not available, the prices shall be based on the average price for such metal based on the weekly prices published in Metals Week as aforesaid, less the customary toll charges for smelting and refining Product of the composition and quality sold or delivered and less the costs of transporting such Product to the smelter or other processing facility. USX shall have no right to object to any computation of Net Smelter Return after twelve months from the date of payment of the respective royalty based thereon.

7.2 The production royalty to be paid as provided in this Section 7 is the total royalty in payment for all ores and production mined, extracted, removed or produced from the Premises and sold during the term of this lease, and is subject to all the provisions of this lease, including, without limitation, the lesser interest provisions in paragraph 4.3.

7.3 All ore mined, extracted or recovered from the Premises remains owned by USX until royalty shall accrue thereon as provided in this Section 7.

7.4 Lessee shall keep complete records of all matters affecting the computation of royalties. USX shall always have the right to inspect and audit the books and accounts of Lessee used for the computation of said royalties, which right may be exercised at any reasonable time during a period of one (1) year from and after the date on which a payment of production royalty was made or a report thereon was delivered to USX.

Section 8 - Manner of Payment of Royalty

The several payments to be made to USX shall be made in lawful money of the United States of America or by checks delivered in the usual course of business to USX at such address, or at and to such bank, as USX may from time to time designate by written notice to Lessee. Any bank or banks so designated shall be deemed the agent of USX for the purpose of receiving, collecting, and receipting for such payments.

Section 9 - Quarterly Royalty Reports

At the time of making each quarterly payment of royalty pursuant to Section 7 of this lease, Lessee shall furnish to USX a written report, with respect to the period of three calendar months for which such royalty is being paid, that shall set forth in reasonable detail (a) all sales of production on which royalty is being paid, (b) the basis or respective bases upon which such royalty was computed for each such sale pursuant to Section 7, and (c) the amount of royalty being paid. Such report shall be certified by a representative of Lessee having knowledge of the facts stated therein.

Section 10 - Conduct of Operations - Restrictions and Requirements

In exercising the rights and privileges USX has granted to Lessee by this lease, exploration, development, mining, extracting, processing and other operations or activities hereunder shall be performed only to the extent Lessee in its sole discretion deems desirable, and at such times and location, and by or with such methods, as Lessee may deem desirable in its sole discretion, subject, however, to any duties provided in Section 5 and otherwise specifically provided in this lease and also to the following conditions which Lessee shall observe and comply with:

10.1 Placing of Stockpiles and Waste Dumps on Premises - Ores and waste materials produced by Lessee in its operations hereunder may be deposited upon mutually agreed-upon areas of the Premises in such manner only as not unreasonably to interfere with reasonably foreseeable operation of any mine or mines thereon, provided such future operations will be conducted in accordance with mining practice that was usual and customary at the time such ores or waste materials were deposited upon the Premises.

10.2 Treatment of Ores - Ores produced by Lessee in its operations hereunder may be concentrated or otherwise beneficiated or processed in preparation for sale at a concentration or processing plant on or off the Premises. Such concentration, beneficiation or processing shall be done with suitable and proper machinery and appliances and in a careful, good and workmanlike manner, according to good engineering and metallurgical practices and so as not to cause any greater waste of such ores than is necessary in order to produce salable production.

10.3 Residue - The tailings or residue material remaining after the processing of any ores produced by Lessee in its operations hereunder

shall belong to Lessee.

10.4 Commingling - Lessee may mix or commingle ore from the Premises with ores, materials or production from other lands provided such ore from the Premises has been sampled, analyzed, weighed and measured, in accordance with Lessee's usual and customary practice established for ores produced from the mine including the Premises, as necessary to ascertain within reasonable limits of error the allocation of production to ore from the Premises.

10.5 Use of Other Lands for Cross-Mining - Lessee may mine and remove all ores and other materials from the Premises over or across other lands or through a shaft, incline, openings, or pits sunk, driven, or made in or through other lands, and may stockpile any ores, and unsold concentrated products from ores, from the Premises upon stockpile grounds situated upon other lands. The respective rights and interests of USX and Lessee in and to any ores, and unsold concentrated products from ores, from the Premises so stockpiled upon other lands shall not be divested by the removal thereof from the Premises, and unless such other lands are owned by USX, Lessee shall first secure from the owner or owners of such other lands a written agreement properly recognizing and fully protecting and preserving the rights and interests of USX in and to such ores and unsold concentrated products; provided, that if Lessee is the owner of such other lands, such written agreement shall be granted by Lessee upon the termination, in any manner, of this lease as to such ores and unsold concentrated products then in stockpile on such other lands.

It is understood that the removal of any ores or unsold concentrated products from the Premises to other lands for stockpiling under the provisions of this paragraph 10.5 shall not be treated as a sale thereof so as to require the payment of royalty thereon, but royalty upon such ores and unsold concentrated products shall become payable only if and when the same will be sold.

Section 11 - Reports and Other Information

With respect to Lessee's exploration, mining, and processing operations in the Premises, Lessee shall furnish to USX the following periodic reports and other information:

11.1 Monthly Reports - On or before the 30th day of each calendar month, a report showing for the preceding calendar month the following, to

wit: (a) the estimated quantity and quality of all ore removed from and/or allocated to the Premises and fed directly to beneficiation or processing (separated as to respective quantities thereof for each plant and for each source of ore); (b) the estimated quantity and quality of all ore removed from and/or allocated to the Premises and placed in stockpile and not beneficiated or processed during said month (separated as to the respective quantities thereof for each stockpile); (c) the analyses and quantities of concentrate or production produced from and/or allocated to the Premises which is placed into stockpile and not sold therefrom during said month (separated as to the respective quantities thereof for each stockpile); and (d) the analyses of any tailings or residue materials resulting from the beneficiation or processing of ore (separated as to the respective quantities thereof for each place of deposition or stockpile), in accordance with Lessee's usual and customary practice for the mine and/or processing facility in question.

The monthly reports herein specified shall be required of Lessee only as to such items, if any, active during each calendar month.

In the event of commingling in accordance with the provisions hereinabove contained, such monthly reports shall reasonably disclose all relevant facts in connection with each such mixture and the determinations and allocations based thereon.

11.2 Other Information to be Furnished by Lessee - On or before the first day of March in each year, Lessee shall furnish (1) copies of Lessee's open pit and underground maps and sections (with results of any drilling shown) prepared with respect to the Premises as of the first of January in such year; and (2) a summary report of all exploration work done within the Premises by or for Lessee and such other information bearing upon the quality and quantity of the ores mined from the Premises or remaining therein.

11.3 Notwithstanding the foregoing requirements, prior to actual mining Lessee shall only be required to submit an annual report presenting a summary of exploration carried out on the Premises during the preceding year.

Section 12 - USX's Right to Enter and Inspect

USX shall be entitled through its authorized representative, duly authorized in writing, to inspect at reasonable times after reasonable prior notice and at its own risk and expense Lessee's exploration, mining and

metallurgical operations on or in the Premises, and off the Premises where involving ores mined from the Premises, and shall be entitled through such duly authorized representative to be satisfied in a reasonable manner that the obligations of Lessee are being complied with; provided, however, that the exercise of such right by USX shall not unreasonably delay or interfere with the normal progress of Lessee's mining or other operations.

Section 13 - Confidentiality of Information

Lessee shall not be required to disclose or to deliver to USX information concerning, or which might tend to reveal, processes, techniques or equipment that Lessee is under obligation to any other person not to reveal, or that is undergoing research investigation at Lessee's sole expense and risk.

USX shall maintain as confidential the information furnished USX by Lessee, or obtained by USX through inspection, relating to this lease, provided USX may disclose such information to USX's consultant and when required, in USX's opinion, by law or governmental regulations or rule; provided, however, that at least 30 days or such lesser notice if USX is required to respond in a shorter time prior to any such disclosure by USX, USX shall give notice to Lessee of the fact of the proposed disclosure and the content of the proposed disclosure.

Section 14 - Use of Premises for Cross Mining

To the extent owned by USX, Lessee is hereby granted, subject to all the terms and provisions of this lease, the rights and privileges during the continuance of this lease to use the Premises for any purpose auxiliary to Lessee's carrying on of any mining operations in any other lands and for the enjoyment of such other cross-mining rights and privileges as may be necessary or convenient from time to time in the conduct of any such mining operations; provided, that such use by Lessee of the Premises shall not, in Lessee's sole discretion, unreasonably interfere with the then reasonably foreseeable future operation of any mine or mines.

Without limiting the generality of the foregoing, it is understood that (a) any and all ore and waste materials from other lands may be mined, removed, and hoisted over or across the Premises or through a shaft, incline, openings, or pits in or upon the Premises, by any means whatsoever; (b) Lessee may construct and use in and upon the Premises all

such roads, railroad tracks, plants, structures, buildings, power lines, pipe lines, and other facilities and improvements and make all such excavations, pits, shafts, and openings therein as may be necessary or convenient for use in the conduct of any such mining operations; (c) ore and concentrates from other lands may be stockpiled upon the Premises, provided they are properly identified as to the owner thereof and provided that the same shall be removed from the Premises on or before the termination in any manner of this lease, USX hereby agreeing to recognize the rights and interests of the owners of such other lands in and to any such ore mined therefrom and concentrates derived therefrom and stockpiled upon the Premises.

Section 15 - Environmental Requirements

Lessee shall do and perform, or refrain from doing, with respect to the Premises, whatever may be reasonably required for compliance with all valid laws, ordinances, regulations, rules, orders, and requirements (now existing or hereafter enacted, adopted, or made) of any and all federal, state, county and municipal authorities having jurisdiction over the manner in which Lessee conducts its mining operations in, or use of, the Premises (including the use of other lands in connection therewith), including specifically, but not exclusively, mine land reclamation; control of stockpiling of surface overburden or ore, and of tailings basins (location, erosion, vegetation, terracing or other practical controls); stabilization of open pit embankments; solid waste disposal; and air and water pollution; and Lessee agrees to defend and save harmless USX from any cost, expense or liability arising out of the acts or omissions of Lessee regarding the same; provided, however, that Lessee shall not be required to indemnify nor defend USX for the acts or omissions of USX or its predecessors in interest, and Lessee shall not be required to perform any acts required for compliance with laws, ordinances, regulations, rules, orders and requirements of any and all federal, state, county and municipal authorities due to acts or omissions of USX or its predecessors in interest.

These obligations of Lessee shall continue indefinitely if the law so requires, shall commence when the law so requires even if it does not now do so, shall resume if the law so requires but did not do so at one time or from time to time. These obligations shall in any event continue

for so long as an uncorrected environmental condition exists after the termination of this lease up to a period of twenty-one (21) years except to the extent that USX may contribute to any environmental condition or alter the circumstances thereof by USX's mining operations on the Premises or by USX's actions in connection with any stockpiles or tailings basins on the Premises.

Section 16 - Protect Openings

Lessee shall at all times comply with all legal requirements for the fencing and other protection of pits or other excavations made by it in the conduct of its operations hereunder; and shall, upon the termination of this lease, release and surrender the Premises to USX with all pits, excavations or other openings made by Lessee thereon duly fenced and protected in such manner as will at the time fully comply with all statutory or legal requirements then in force and effect with respect thereto. Lessee's obligation to maintain fencing and other protection of pits or other excavations made by it in the conduct of its operations shall continue, commence or resume after termination of this lease if and whenever at any time or from time to time the laws impose such an obligation arising out of or resulting from activities conducted by Lessee under this lease.

Section 17 - Lessee Liability

In conducting its operations, Lessee shall fully comply with the terms and provisions of any applicable Workmen's Compensation and similar laws of the State of Minnesota and shall hold USX harmless against and from any and all loss, damage, or claims for death, personal injury, or property damage occasioned by or arising out of its operations under the terms and provisions of this lease unless same arises as a result of the gross negligence of USX committed during the term of this lease.

Section 18 - Lessee to Protect Title

Lessee shall at Lessee's sole expense protect USX's and Lessee's title to the Premises and to all buildings, equipment, improvements and other personal property placed by USX on the Premises and to all ores mined from the Premises or concentrates or unsold production derived therefrom against foreclosure of mechanics', materialmen's, laborers', or other similar liens and encumbrances arising in any manner whatsoever from or on account of Lessee's activities or operations under this lease.

Section 19 - Taxes

During the term of this lease, Lessee shall pay all taxes, assessments, fees, charges and impositions including, but not limited to, ad valorem taxes, occupation taxes, production taxes, severance taxes, franchise taxes or income taxes, levied on, assessed on, imposed on, or measured by, the minerals and ores and stockpiles of the same, concentrates derived from the minerals or ores and waste products or combinations of one or more of the foregoing in, on, under and within the Premises whether based on their value or otherwise; Lessee's improvements on the Premises; Lessee's mining, severance or production of the minerals or ores in, on, under and within the Premises and other activities or operations in or on the Premises; income resulting from mining, severing, or production of said minerals or ores; the existence of this lease or the rights and/or interests granted by this lease.

Lessee shall pay the royalty taxes assessed under the laws of the State of Minnesota against or on account of the amounts payable to USX under this lease; but Lessee shall not be required to pay any income or other taxes imposed on USX by reason of the receipt of such royalty, and Lessee shall have the right to deduct the amount of any such payments from production royalty owed to USX.

USX shall notify Lessee of, and provide Lessee with copies of, all notices of taxes, assessments, fees, charges and impositions for which Lessee shall be liable under this Section 19.

Section 20 - Default

If any taxes, assessments, rent, or royalty herein agreed to be paid by Lessee, or any part thereof, will remain unpaid after the times herein specified for the payment thereof (subject to Lessee's right to contest the validity or amount of such taxes and assessments or to take steps to secure a cancellation, reduction, readjustment, or equalization thereof), or if Lessee will fail to keep, observe, and perform any of the other covenants, agreements, and conditions in this lease expressed to be kept and performed by Lessee, and if such nonpayment or other default shall continue for thirty (30) days after receipt by Lessee of written notice from USX specifying the default complained of, then, unless the subject matter of the alleged default has been referred to arbitration as provided for in Section 31 of this lease or unless Lessee has undertaken to cure a

default which cannot reasonably be corrected within thirty (30) days and Lessee has begun correction within such thirty (30) days and continues corrective efforts with reasonable diligence until a cure is attained, then USX shall have the right, at its election, at any time thereafter while such default will continue, to declare this lease terminated and the rights and privileges of Lessee hereunder forfeited, and thereupon to take possession of the Premises, or any part thereof in the name of the whole, and without any process whatever to re-enter and repossess the same, as well as USX's and Lessee's interest in all unsold ore, concentrates, and production, and wholly to exclude from the Premises Lessee and all persons claiming under it, and all rights of Lessee in the Premises shall thereupon be terminated, subject, however, to the provisions of Section 23 hereof; and any such re-entry on the part of USX shall be without prejudice to any other remedy or proceedings that USX might have in law, equity, or otherwise by reason of any such default of Lessee for the recovery of damages, or for the recovery of possession of the Premises. Provided, however, that if Lessee will deny the default alleged by USX and will institute arbitration proceedings in the manner herein provided, the period required for the hearing and determination of such matters by arbitration shall not be deemed a part of said thirty (30) days hereinabove referred to; and if the contention of USX is sustained by the arbitration, Lessee shall have thirty (30) days after the final determination in which to correct the default so found.

The receipt by USX of any payment shall not be deemed a waiver of any of the obligations of Lessee under this Agreement.

Section 21 - Disputes or Differences Not to Interrupt Performance of Lease

Any such disagreement or controversy shall not interrupt the performance of this lease nor the continuation of operations hereunder; but such operations may be continued and settlements and payments may be made hereunder in the same manner as prior to the arising of such disagreement or controversy, until the matters in dispute will be finally determined by arbitration in the manner herein provided, and thereupon such payments or restitutions shall be made as may be required.

Section 22 - Termination by Lessee

22.1 Termination - Lessee shall have the right to terminate this

lease at any time by delivering or mailing to the address specified in accordance with Section 25 of this Agreement to USX written notice of such termination not less than ninety (90) days prior to the effective date thereof stating such intention to terminate. The termination shall take effect upon the date specified in such notice. Upon such termination, all right, title, interest and obligations of Lessee hereunder in and to the Premises shall terminate, except obligations which then have accrued under the express provisions of this lease and which then have not been paid or performed. Forthwith after delivery of the notice of termination, Lessee shall execute and record, or deliver to USX for recording, a formal release of this lease.

22.2 Delivery of Data - If Lessee terminates this lease, Lessee shall within 90 days after termination provide USX with detailed non-interpretative records of all geologic, geochemical, geophysical and drilling data collected during the course of its exploration of the Premises.

Section 23 - Lessee's Right to Remove Equipment Upon Termination of Lease - Lessee to Surrender Possession

Lessee shall have twelve (12) months after the termination of this lease during which to remove all pumps, engines, tools, machinery, rails, railway tracks, shaft headframes, structures of every kind and all other property, of every nature and description, erected or placed by Lessee in or upon the Premises, provided all taxes then due and payable and all royalties and other monies due to USX will have been paid and all other conditions, covenants, and agreements obligatory upon Lessee have been as fully performed; and on failure within said twelve (12) months to remove such property, all of the same not removed shall either (a) belong to and become the property of USX or its successors in interest, or (b) be removed by USX, in which event the cost of such removal shall be charged to Lessee and Lessee agrees to pay said cost. But Lessee shall not remove nor impair any supports placed in any underground mine in the Premises or any timber or framework necessary to the use or maintenance of any shaft or other approach to such mines or of any tramways therein; and Lessee shall not remove any fences then existing upon the Premises. Upon termination of this lease, Lessee shall not leave the Premises, as the result of its operations or business, in such condition as to constitute a continuing

menace to the lateral support of adjacent property that is not part of the Prémises.

On or before the expiration of said period of twelve (12) months, Lessee shall quietly and peaceably surrender possession of the Premises to USX or its successors in interest.

Section 24 - Force Majeure

Lessee shall not be deemed to have been in default hereunder during any period of time during which mineral production is prevented by any cause reasonably beyond Lessee's control, each of which causes is called "force majeure." Force majeure shall include, without limitation, fire, flood, windstorms, other damage from the elements, strikes, labor disputes, war, insurrection, riot, plant breakdown or any other disabling cause, new statutes or new regulations or actions of government authority, court injunctions, acts of God, and acts of the public enemy. Force majeure shall not include economic factors such as loss of market or unprofitability. All periods of force majeure shall be deemed to begin at the time Lessee ceases mineral production hereunder by reason of force majeure, and Lessee shall notify USX of the beginning and ending of each such period.

Nothing in this section shall limit or defer Lessee's obligation to make payments to USX as provided in this lease.

Section 25 - Addresses

For the purposes hereof, the address of Lessee shall be:

Fleck Resources Ltd.
800-543 Granville Street
Vancouver, B.C.
Canada V6C 1X8

or such other place as Lessee will have last designated in writing to USX; and the address of USX shall be:

USX Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15230
Attention: Director, Resource Management

and

USX Corporation
P. O. Box 510, M.S. 34
Provo, Utah 84603
Attention: Manager - Geology & Western Lands

or such other place as USX will have last designated in writing to Lessee.

Section 26 - Mailing of Payments, Reports, and Notices

Payments by check and routine or regular periodical reports and statements hereunder may be sent by regular mail so addressed; and if so addressed and mailed in due season, then if any of the same will not be received when due, the addressee shall notify the addressor of such failure of receipt and give the addressor a reasonable time to follow up and secure the delivery of the payment, report, or statement, or to send a duplicate thereof, before claiming any default on account of such failure of delivery. But as to any formal notices of cancellation, default, or termination, or as otherwise provided herein, the same shall be delivered to the party notified either personally or by certified mail to be effective hereunder and shall be effective upon receipt thereof by the addressee.

Section 27 - Assignment or Sublease

Lessee shall have the right to contract with others to mine the ore and to concentrate or beneficiate the ore from the Premises. Any subcontractor shall comply with all the terms and conditions of the Agreement. Lessee shall have the right to assign this lease or to sublease the same in whole or in part only with the written consent of USX, such consent wil not unreasonably be withheld. Any such contract or assignment or sublease of this lease shall not release or discharge Lessee from its obligations under this lease until and unless USX will in writing consent to such release or discharge; USX shall have the unilateral right to withhold its consent to such release or discharge. Lessee shall have the right without obtaining USX's prior written consent at any time or times to assign all or any part of its respective rights and interests hereunder to a wholly owned subsidiary or wholly owned affiliate of Lessee. Any such assignment shall not relieve or discharge Lessee from any of its obligations under this Agreement.

Section 28 - Construction

28.1 Governing Law - This lease shall be construed by the internal laws but not the conflict of laws of the State of Minnesota.

28.2 Headings - The headings used in this lease are for convenience only and shall not be deemed to be a part of this lease for purposes of construction.

28.3 Entire Agreement - All of the agreements and understandings

of the parties with reference to the Premises are embodied in this lease, and this lease supersedes all prior agreements or understandings between the parties.

28.4 Rule Against Perpetuities - Any right to acquire any interest in real or personal property under this lease must be exercised, if at all, so as to vest such interest in the acquirer within twenty-one (21) years after the effective date of this lease.

28.5 Interpretation - If any provision of this lease is determined by a court of competent jurisdiction to be in violation of law or public policy, such determination shall not affect the validity of this lease and such provision shall be interpreted or limited in such a way as to satisfy the applicable provisions of law or public policy.

Section 29 - Lease Runs With the Land and Binds Assignees

All of the covenants, conditions, and provisions of this lease shall run with the land and inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 30 - Recording

Whenever requested to do so by the other party, each party during the term of this lease shall execute counterparts or a memorandum of this lease in order to place of record USX's and Lessee's rights and interests in the Premises hereunder. The recording counterparts or memorandum shall be prepared by the party making the request and shall contain or describe those terms and provisions of this lease that the party making the request deems necessary in order to comply with the applicable recording laws of the State of Minnesota. All statutory recording fees for recording the counterparts or memorandum shall be paid by the party making the request and recording the counterparts or memorandum.

Section 31 - Arbitration

Any controversy or claim arising out of or relating to this lease or the breach thereof shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration. Each Party shall be responsible for its own costs, including attorney's fees, incurred in connection with the arbitration proceedings and shall share equally administrative fees and arbitrator's fees. The award shall be final and binding on the parties. Judgment or any award rendered pursuant to the arbitration proceedings may

be entered in any court with jurisdiction, on application made to any such court for judicial acceptance of the award and an order of enforcement.

WITNESS the due execution.

USX CORPORATION

ATTEST:

[signature]
Assistant Secretary

by [signature]
Title General Manager-Administration and Group Comptroller

FLECK RESOURCES LTD.

ATTEST:

Ira Botwood

by [signature]
Title PRESIDENT

STATE OF PENNSYLVANIA)
) ss.
COUNTY OF ALLEGHENY)

The foregoing instrument was acknowledged before me this 17th day of January, 19 89, by E. F. Guna, General Manager-Administration and Group Comptroller of USX Corporation, a Delaware corporation, on behalf of the corporation.

Lois A. Witt
Notary Public

My commission expires:

NOTARIAL SEAL
LOIS A. WITT, Notary Public
Pittsburgh, Allegheny County, PA
My Commission Expires October 18, 1990

PROVINCE OF BRITISH COLUMBIA)
CITY OF VANCOUVER) ss.
COUNTY OF VANCOUVER)

The foregoing instrument was acknowledged before me this 4th day of JANUARY, 1989, by RICHARD PYKE of Fleck Resources Ltd., a Canadian corporation, on behalf of the corporation.

[signature]
A Notary Public in and for the Province of British Columbia

DOES NOT
My commission expires:

/

EXHIBIT A

FLECK RESOURCES LEASE
St. Louis County, Minnesota

DESCRIPTION	ACREAGE	OWNERSHIP
T59N, R13W		
Sec. 1 - Lot 1 (NE1/4 NE1/4)	34.63	100% Minerals (RR)
Lot 2 (NW1/4 NE1/4)	34.86	100% Minerals (RR)
SW1/4 NE1/4	40.00	100% Minerals (RR)
SE1/4 NE1/4	40.00	100% Minerals (RR)
Lot 3 (NE1/4 NW1/4)	35.09	100% Minerals (RR)
Lot 4 (NW1/4 NW1/4)	35.32	100% Minerals (RR)
SW1/4 NW1/4	40.00	100% Minerals (RR)
SE1/4 NW1/4	40.00	100% Minerals (RR)
NE1/4 SW1/4	40.00	100% Minerals (RR)
NW1/4 SW1/4	40.00	100% Minerals (RR)
SW1/4 SW1/4	40.00	100% Minerals (RR)
SE1/4 SW1/4	40.00	100% Minerals (RR)
NE1/4 SE1/4	40.00	100% Minerals (RR)
NW1/4 SE1/4	40.00	100% Minerals (RR)
SW1/4 SE1/4	40.00	100% Minerals (RR)
Sec. 2 - Lot 1 (NE1/4 NE1/4)	37.48	100% Minerals (RR)
Lot 2 (NW1/4 NE1/4)	37.57	100% Minerals (RR)
SW1/4 NE1/4	40.00	100% Minerals (RR)
SE1/4 NE1/4	40.00	100% Minerals (RR)
Lot 3 (NE1/4 NW1/4)	37.66	100% Minerals (RR)
Lot 4 (NW1/4 NW1/4)	37.75	100% Minerals (RR)
SW1/4 NW1/4	40.00	100% Minerals (RR)
SE1/4 NW1/4	40.00	100% Minerals (RR)
NE1/4 SW1/4	40.00	100% Minerals (RR)
NW1/4 SW1/4	40.00	100% Minerals (RR)
SW1/4 SW1/4	40.00	100% Minerals (RR)
SE1/4 SW1/4	40.00	100% Minerals (RR)
NE1/4 SE1/4	40.00	100% Minerals (RR)
NW1/4 SE1/4	40.00	100% Minerals (RR)
SW1/4 SE1/4	40.00	100% Minerals (RR)
SE1/4 SE1/4	40.00	100% Minerals (RR)
Sec. 3 - Lot 1 (NE1/4 NE1/4)	37.85	100% Minerals (RR)
Lot 2 (NW1/4 NE1/4)	37.96	100% Minerals (RR)
SW1/4 NE1/4	40.00	100% Minerals (RR)
SE1/4 NE1/4	40.00	100% Minerals (RR)
Lot 3 (NE1/4 NW1/4)	38.07	100% Minerals (RR)
Lot 4 (NW1/4 NW1/4)	38.18	100% Minerals (RR)
SW1/4 NW1/4	40.00	100% Minerals (RR)
SE1/4 NW1/4	40.00	100% Minerals (RR)
NE1/4 SW1/4	40.00	100% Minerals (RR)
NW1/4 SW1/4	40.00	100% Minerals (RR)
SW1/4 SW1/4	40.00	100% Minerals (RR)
SE1/4 SW1/4	40.00	100% Minerals (RR)
NE1/4 SE1/4	40.00	100% Minerals (RR)
NW1/4 SE1/4	40.00	100% Minerals (RR)
SW1/4 SE1/4	40.00	100% Minerals (RR)
SE1/4 SE1/4	40.00	100% Minerals (RR)
Sec. 9 - NE1/4 NE1/4	40.00	100% Minerals (RR)
NW1/4 NE1/4	40.00	100% Minerals (RR)
SW1/4 NE1/4	40.00	100% Minerals (RR)
SE1/4 NE1/4	40.00	100% Minerals (RR)
NE1/4 NW1/4	40.00	100% Minerals (RR)
NW1/4 NW1/4	40.00	100% Minerals (RR)
SW1/4 NW1/4	40.00	100% Minerals (RR)
SE1/4 NW1/4	40.00	100% Minerals (RR)
NE1/4 SW1/4	40.00	100% Minerals (RR)
NW1/4 SW1/4	40.00	100% Minerals (RR)
SW1/4 SW1/4	40.00	100% Minerals (RR)
SE1/4 SW1/4	40.00	100% Minerals (RR)

DESCRIPTION	ACREAGE	OWNERSHIP
(Sec. 9) NE1/4 SE1/4	40.00	100% Minerals (RR)
NW1/4 SE1/4	40.00	100% Minerals (RR)
SE1/4 SE1/4	40.00	100% Minerals (RR)
Sec. 10 - NE1/4 NE1/4	40.00	100% Minerals (RR)
NW1/4 NE1/4	40.00	100% Minerals (RR)
SW1/4 NE1/4	40.00	100% Minerals (RR)
SE1/4 NE1/4	40.00	100% Minerals (RR)
NE1/4 NW1/4	40.00	100% Minerals (RR)
NW1/4 NW1/4	40.00	100% Minerals (RR)
SW1/4 NW1/4	40.00	100% Minerals (RR)
SE1/4 NW1/4	40.00	100% Minerals (RR)
NE1/4 SW1/4	40.00	100% Minerals (RR)
SE1/4 SW1/4	40.00	100% Minerals (RR)
NE1/4 SE1/4	40.00	100% Minerals (RR)
NW1/4 SE1/4	40.00	100% Minerals (RR)
Sec. 11 - NE1/4 NE1/4	40.00	100% Minerals (RR)
NW1/4 NE1/4	40.00	100% Minerals (RR)
SW1/4 NE1/4	40.00	100% Minerals (RR)
SE1/4 NE1/4	40.00	100% Minerals (RR)
NE1/4 NW1/4	40.00	100% Minerals (RR)
NW1/4 NW1/4	40.00	100% Minerals (RR)
SW1/4 NW1/4	40.00	100% Minerals (RR)
SE1/4 NW1/4	40.00	100% Minerals (RR)
NE1/4 SW1/4	40.00	100% Minerals (RR)
NW1/4 SW1/4	40.00	100% Minerals (RR)
SW1/4 SW1/4	40.00	100% Minerals (RR)
SE1/4 SW1/4	40.00	100% Minerals (RR)
NE1/4 SE1/4	40.00	100% Minerals (RR)
NW1/4 SE1/4	40.00	100% Minerals (RR)
SW1/4 SE1/4	40.00	100% Minerals (RR)
SE1/4 SE1/4	40.00	100% Minerals (RR)
Sec. 12 - NE1/4 NE1/4	40.00	100% Minerals (RR)
SW1/4 NE1/4	40.00	100% Minerals (RR)
SE1/4 NE1/4	40.00	100% Minerals (RR)
NE1/4 NW1/4	40.00	100% Minerals (RR)
NW1/4 NW1/4	40.00	100% Minerals (RR)
SW1/4 NW1/4	40.00	100% Minerals (RR)
SE1/4 NW1/4	40.00	100% Minerals (RR)
NE1/4 SW1/4	40.00	100% Minerals (RR)
NW1/4 SW1/4	40.00	100% Minerals (RR)
SW1/4 SW1/4	40.00	100% Minerals (RR)
SE1/4 SW1/4	40.00	100% Minerals (RR)
NE1/4 SE1/4	40.00	100% Minerals (RR)
NW1/4 SE1/4	40.00	100% Minerals (RR)
SW1/4 SE1/4	40.00	100% Minerals (RR)
SE1/4 SE1/4	40.00	100% Minerals (RR)
	4162.42	